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Exhibit 4.3    Certificate of Trust of ARGO Capital Trust Co.


                            CERTIFICATE OF TRUST OF
                             ARGO CAPITAL TRUST CO


     THIS Certificate of Trust of Argo Capital Trust Co. ("Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.) (the "Act").


     1. Name. the name of the business trust formed by this Certificate of Trust is Argo Capital Trust Co.

     2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attn: Corporate Trust Administration.

     3. Effective Date. This Certificate of Trust shall be effective upon filing on July 16, 1998.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.


                                     WILMINGTON TRUST COMPANY, not in its
                                     individual capacity but soley as Trustee


                                     By:
                                         --------------------------------------
                                     Name:
                                     Title: